Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Solo Brands, Inc. of our report dated June 11, 2021, relating to the financial statements of Chubbies, Inc. appearing in the Form S-1 (No. 333-260026) of Solo Brands, Inc as of January 30, 2021 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

November 5, 2021